Exhibit 5.1

June 13, 2002

Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dendreon Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of up to 4,800,000 shares of the common stock of the Company, par value $.001 per share (the “Shares”), which may be issued under the Private Equity Line Financing Agreement (the “Financing Agreement”) dated as of June 11, 2002, between the Company and BNY Capital Markets, Inc., a registered broker dealer organized under the laws of New York and a subsidiary of The Bank of New York. The Shares may be sold by the selling stockholders as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Financing Agreement, Registration Statement and the related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except the due execution and delivery of the Financing Agreement by the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Financing Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ JULIE M. ROBINSON
Julie M. Robinson